General Metals Announces Closing of Unit Private Placement for Proceeds of

$500,600 To Continue Phase 1 Drilling at Independence Mine

RENO, NV--(MARKET WIRE)—November 1, 2007 -- General Metals Corporation (the "Company") (OTC BB:GNMT - News), (Frankfurt:GMQ - News) announced that on October 31, 2007, it completed a private placement to accredited US investors requiring the issuance of 2,503.000 restricted common shares and 2,503,000 share purchase warrants for proceeds of $500,600. Each Warrant shall be non-transferable and shall entitle the holder thereof to purchase one share of common stock in the capital of the Company (each, a "Warrant Share"), as presently constituted, for a period of twelve months commencing from the effective date of a registration statement pertaining to the Warrant Shares, at $0.25 per Warrant Share. The securities offered in the private placement to the investors were not registered under the Securities Act of 1933 as amended (the "Act"), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act.

Coupled with the $716,065 raised in the previous private placements announced in April, May 2007, the total proceeds raised was $1,216,665 which is 90% of our Phase 1 drilling and exploration budget of $1,350,000. These proceeds enable the Company to continue the Phase 1 drilling program on the Independence Shallow Target at its Independence Mine in Battle Mountain, Nevada. To date, 18 holes have been completed and drilling is ongoing with final assay results pending for all holes.

The Phase 1 program is designed to identify a resource of mineralized material in the zone that would be the start of the planned shallow mining production slated for next year. The Target for Phase 1 is 235,000 oz. gold and 2,500,000 oz. silver, which is proposed to be mined and loaded onto a cyanide heap leach to be developed by the Company.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, that the Company intends to proceed with Phase 1 drilling at its Independence Mine in Nevada later this year, the budget for the Phase 1 drilling program, that an estimated 235,000 ounces of gold and 2,500,000 ounces of silver are contained in the mineralized material in the "Shallow Target," and is proposed to be mined and loaded onto a cyanide heap leach pad.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2007 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time to time with the Securities and Exchange Commission.

Company Contact:

Wayne Meyerson, Investor Relations

775.686.6078 Office

775.686.6066 Fax

775.830.6429 Cell

wayne@gnmtlive.com

www.gnmtlive.com